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                                                                      EXHIBIT 21


                              RUDDICK CORPORATION

                              Affiliated Companies
                            as of December 20, 1994

         Listed below are the domestic subsidiaries of the Corporation, all of which are wholly owned and are owned directly by the Corporation, unless otherwise indicated.

         American & Efird, Inc.
         The Kaim Company (1)
         A&E Services, Inc. (1)
         Harris Teeter, Inc.
         Harris-Teeter Services, Inc. (2)
         Jordan Graphics, Inc.
         R. S. Dickson & Company
         Ruddco Management, Inc. (3)
         Ruddick of Delaware, Inc.


         (1) Owned by American & Efird, Inc.
         (2) Owned by Harris Teeter, Inc.
         (3) Owned by R. S. Dickson & Company


         Listed below are the foreign subsidiaries of the Corporation, all of which are wholly owned through American & Efird, Inc., unless otherwise indicated.

         American & Efird (HK) Limited - 100%
         A&E Korea Ltd. - 100%
         American & Efird (GB) Limited - 100%
         Fils A Coudre Allied, Inc./Allied Threads, Inc. - 100%
         Hilos A&E de Costa Rica, S.A. - 100%
         American & Efird International (FE) Limited - 100%
         Hilos American & Efird de Mexico, S.A. de C.V. - 100%
         American & Efird Mills (S) Pte. Ltd. - Joint venture, 49% owned Hilos Magic (H.M.) de Venezuela - Joint venture, 33% owned Hilos A&E Dominicana, Ltd. - Joint venture, 49% owned

         In addition, in the normal course of business, R. S. Dickson & Company from time to time makes investments in corporations and partnerships that may result in ownership of capital stock or other interests as an investment.